Exhibit (h) (2)

HENNESSY FUNDS TRUST
ADDENDUM TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS ADDENDUM dated as of the 6th day of November, 2006, to the Fund Administration Servicing Agreement, dated as of July 1, 2005 (the “Agreement”), is entered by and between Hennessy Funds Trust a Delaware statutory trust (the “Company”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into a Fund Administration Servicing Agreement; and

WHEREAS, Section 10 of the Agreement allows for its modification by a written instrument executed by both parties.

WHEREAS, the parties desire to modify said Agreement; and

NOW, THEREFORE, the parties agree that the following provisions shall be added following Section 18 of the Agreement:

19.	Additional Services to be provided by USBFS
The Company desires USBFS to provide, and USBFS agrees to provide, the services that are listed below (each, a “System”).  Each System is described and may be subject to additional terms and conditions specified in its respective exhibit noted below, as such may be amended from time to time:

Eagle Portal (Appendix I)

The Company hereby acknowledges that exhibits are an integral part of this Agreement and, to the extent services included in Appendix I are selected by the Company, such services shall also be subject to the terms of this Agreement.  To the extent the terms and conditions of this Agreement conflict with the terms and conditions included in Appendix I, as applicable, the exhibits shall control.  The provisions of Appendix I, as applicable, shall continue in effect for as long as this Agreement remains in effect, unless sooner terminated pursuant to Section 10 hereof.

20.	System Maintenance
The Company understands that USBFS will perform periodic maintenance to the System(s), which may cause temporary service interruptions.  To the extent possible, USBFS shall notify the Company of all planned outages and will perform any necessary maintenance during non-business hours.

21.	Additional Representations and Warranties
The parties hereby warrant that neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any System, program or operation hereunder.  For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, System or software.  All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

22.	Proprietary Rights
A.  The Company acknowledges and agrees that by virtue of accessing the System(s), it shall not obtain any rights in or to any of the software, templates, screen and file formats, interface protocols, formats and development tools and instructions, hardware, processes, trade secrets, instruction manuals, enrollment authorization, authentication and other business processes, proprietary information or distribution and communication networks used to allow access to the System(s) owned by or licensed to USBFS. Any interface and other software or programs provided to the Company in order to provide connectivity to the System(s) shall be used by the Company only for the period during which this Agreement is in effect and only in accordance with the terms of this Agreement, and shall not be used by the Company to provide connectivity to or through any other system or person without USBFS’s prior written approval.  The Company shall not copy, decompile or reverse engineer any software or programs provided to the Company hereunder.  The Company also agrees not to take any action which would mask, delete or otherwise alter any on-screen disclaimers and copyright, trademark and service mark notifications, or any “point and click” features relating to acknowledgment and acceptance of such disclaimers and notifications.

B.  The Company agrees that USBFS would not have an adequate remedy at law in the event of the Company’s breach or threatened breach of its obligations under this Section 14 of this Agreement and that USBFS would suffer irreparable injury and damage as a result of any such breach.  Accordingly, in the event the Company breaches or threatens to breach the obligations set forth in this Section of this Agreement, in addition to and not in lieu of any legal or other remedies USBFS may pursue hereunder or under applicable law, the Company hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, the Company’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief.  The provisions of this Section relating to equitable relief shall survive termination of this Agreement.

C.  Each party acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, and proprietary information or distribution and communication networks of the other hereunder.  Except in the normal course of business and in conformity with Federal copyright law or with the other party’s consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.

23.	Additions to Standard of Care; Indemnification; Limitation of Liability
A.  USBFS shall not be liable for any loss or damages resulting from fraudulent, unauthorized, or otherwise improper use of any identification or security codes or systems access mechanisms assigned by USBFS in connection with access to the System(s), except a loss or damages arising out of or relating to the USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, gross negligence, or willful misconduct in the performance of its duties under this Agreement.

B.  The Company understands that certain services made available through the System(s) are provided through the use of the equipment, software, and other related services pursuant to certain contracts between various vendors and USBFS.  The Company agrees to release and hold harmless USBFS against any and all claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) (collectively, “Liabilities”) which may arise from or by reason of the Company’s use of such equipment, software or services provided by such vendors to USBFS, except Liabilities arising out of or relating to the USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, gross negligence, or willful misconduct in the performance of its duties under this Agreement.

C.  USBFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF THE SYSTEM(S).  Accordingly, USBFS’s sole liability to the Company or any third party (including end users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in the System(s) to be provided by USBFS hereunder shall be to use its best reasonable efforts to commence or resume the System(s) as promptly as is reasonably possible.

D.  Because the ability of USBFS to deliver the System(s) is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, USBFS shall not be liable for delays or failures to perform its obligations hereunder to the extent that such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of the System(s) by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties. USBFS shall also not be liable for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by USBFS or its affiliates) or of any third parties involved in the System(s) and shall not be liable for the selection of any such third party, unless USBFS selected the third party in bad faith or in a grossly negligent manner.

24.	Warranties
The Company acknowledges that it is responsible for determining the suitability and accuracy of the information provided through its access to the System(s).  USBFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SUITABILITY AND ACCURACY OF THE SYSTEM(S).  However, USBFS will assist the Company in verifying the accuracy of any of the information available to the Company through the System(s).

25.	Addition to File Security and Retention; Confidentiality
USBFS and its agents will provide reasonable security to ensure that unauthorized third parties do not have access to the Company’s databases, files, and other information provided by the Company to USBFS for use with the System(s), the names of end users or end user transaction or account data (collectively, “Company Files”).  USBFS’s security provisions with respect to the System(s), the Company’s web site(s) and the Company Files will be no less protected than USBFS’s security provisions with respect to its own proprietary information.  USBFS agrees that any and all Company Files maintained by USBFS for the Company hereunder shall be available for inspection by the Company’s regulatory authorities during regular business hours, upon reasonable prior written notice to USBFS, and will be maintained and retained in accordance with applicable requirements of the 1940 Act.  USBFS will not use, or permit the use of, names of end users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBFS’s delivery of the System(s).

Appendix I

Eagle Portal (a/k/a “Advisor Information Source”, or “AIS”) for the Hennessy Funds Trust

USBFS utilizes the Eagle Portal, a web-based report delivery system that generates holdings, position, and tax reports.  Data from IDC, CPORT, S&P, and GICs populate the data warehouse from which reports are generated.  Reports can be customer run or scheduled for automatic delivery to a portal inbox.  This is an internal software application which is maintained and monitored by internal staff.

Duties and Responsibilities of USBFS

USBFS shall:

A.
Provide access to the System 24 hours a day, 7 days a week, subject to scheduled maintenance and events outside of USBFS’s reasonable control.  Unless an emergency is encountered, no routine maintenance will occur during the hours of 8:00 a.m. to 3:00 p.m. Central Time.

B.	Supply necessary software to access the System, if necessary.

C.	Provide training and connectivity support as outlined in the standard pricing model included herein.

D.
Maintain and support the System, which shall include providing error corrections, minor enhancements and interim upgrades to the System and providing help desk support to provide assistance to the Trust’s employees and agents with their use of the System.  Maintenance and support, as used herein, shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by USBFS to System customers, as determined solely by USBFS or (ii) maintenance of customized features.

E.	Provide monthly invoices of fees as stated in the standard pricing model or the fee schedule.

F.
Establish systems to guide assist and permit End Users (as defined below) who access the System from the Company’s web site(s) to electronically perform inquiries and create and transmit transaction requests to USBFS.

G.	Address and mail, at the Company’s expense, notification and promotional mailings and other communications provided by the Company to shareholders regarding the availability of the System.

H.
Issue to each shareholder, financial adviser or other person or entity who desires to make inquiries concerning the Company or perform transactions in accounts with the Company using the System (the “End User”) a unique user ID and password for authentication purposes, which may be changed upon an End User’s reasonable request in accordance with policies to be determined by USBFS and the Company. USBFS will require the End User to use his/her user ID and password in order to access the System.

I.
Utilize encryption and secure transport protocols intended to prevent fraud and ensure confidentiality of End User accounts and transactions.  In no event shall USBFS use encryption weaker than a 40-bit RC4 Stream.  USBFS will take reasonable actions, including periodic scans of Internet interfaces and the System, to protect the Internet web site that provides the System and related network, against viruses, worms and other data corruption or disabling devices, and unauthorized, fraudulent or illegal use, by using appropriate virus detection and destructive software and by adopting such other security procedures as may be necessary.

J.
Establish and provide to the Company written procedures, which may be amended from time to time by USBFS with the written consent of the Company, regarding End User access to the System.  Such written procedures shall establish security standards for the System, including, without limitation:

(1)	Encryption/secure transport protocols.
(2)	End User lockout standards (e.g., lockout after three unsuccessful attempts to gain access to the System).
(3)	User ID and password issuance and reissuance standards.
(4)	Access standards, including limits on access to End Users whose accounts are coded for privilege.
(5)	Automatic logoff standards (e.g., if the session is inactive for longer than 15 minutes).
K.	Ensure that the HTTPS Server is accessible via the Internet.

Duties and Responsibilities of the Company

The Company shall:

A.	Provide and maintain, at its own expense, one or more personal computers for accessing the System that will accommodate and be compatible with the software provided by USBFS.

B.	Follow any and all procedures necessary to access the System as may be set forth in any user guide or instruction manual provided and which may be amended or supplemented from time to time.

C.	Provide for the security of all codes and system access mechanisms relating to the System and implement such security procedures and/or devices to ensure the integrity of the System when accessed by the Company from its principal place of business.

D.	The Company hereby acknowledges that all programs, software, manuals and other written information relating to the System shall remain the exclusive property of USBFS at all times.

E.
The Company acknowledges that it is responsible for determining the suitability and accuracy of the information obtained through its access to the System.  USBFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SUITABILITY AND ACCURACY OF FUND DATA, SYSTEMS, INDUSTRY INFORMATION AND PROCESSES ACCESSED THROUGH THE SYSTEM.  However, USBFS will assist the Company in verifying the accuracy of any of the information made available to the Company through the System and covered by this Agreement.

F.
In the event of termination of this Agreement, the Company shall immediately end its access to the System and return all codes, system access mechanisms, programs, manuals and other written information to USBFS, and shall destroy or erase all such information on any diskettes or other storage medium, unless such access continues to be permitted pursuant to a separate agreement between the Company and USBFS that is in effect.

G.
Assume exclusive responsibility for the consequences of any instructions it may give to USBFS, for the Company’s or End Users’ failure to properly access the System in the manner prescribed by USBFS, and for the Company’s failure to supply accurate information to USBFS.

H.	Promptly notify USBFS of any problems or errors with the System of which the Company becomes aware or any changes in policies or procedures of the Company requiring changes to the System.

I.	Comply, and instruct End Users to comply, with all the End User enrollment and authorization procedures.

J.	Obtain and pay for connectivity to the HTTPS Server.

K.	Have the proper equipment and software to enable End Users to access the HTTPS Server and download the files and obtain all related maintenance, including support in the event of download problems.

FEES:  Fees for AIS are included in the basis point fund complex fee schedule under the Agreement of July 1, 2005

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

HENNESSY FUNDS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Daniel B. Steadman	By: /s/ Michael R. McVoy

Printed Name: Daniel B. Steadman	Printed Name: Michael R. McVoy

Title: EVP & Secretary	Title: Sr. Vice President